Exhibit 10.5
Allan Dalton
Realtor + Top Producer
2006 Executive Bonus Plan
For 2006, you will be eligible to receive a performance bonus based upon achievement of performance objectives. Your bonus will be determined based on the following amounts:
Thirty Percent (30%) of your 2006 bonus award will be based on Corporate Financial Performance (as outlined below), Fifty Percent (50%) will be based on Business Unit Financial Performance (as outlined below) and Twenty Percent (20%) will be based on Individual Performance Objectives (as outlined below). Your Target Bonus for 2006 is $325,000. Your Target Bonus is your expected bonus amount assuming successful achievement of all of your performance objectives. If you significantly exceed your performance objectives, you may receive a bonus in excess of your Target Bonus, up to a maximum of 200% of your Target Bonus.

At Threshold Performance Level:	0% of Target Bonus

At Target Performance Level:	100% of Target Bonus (30% for Corporate Financial Performance, 50% for Business Unit Financial Performance, 20% for Individual Performance)

At Growth Performance Level:	200% of Target Bonus (60% for Corporate Financial Performance, 100% for Business Unit Financial Performance, 40% for Individual Performance)
Achievement in between levels will be calculated according to a bonus formula described below.
Corporate Financial Performance Element
The Corporate Financial Performance element will be determined based on a financial matrix that includes Cash Operating Income and Revenue components. For purposes of this Bonus Plan, “Cash Operating Income” means Operating Income less non-cash charges, corporate branding, former officer legal costs and other extraordinary, non-recurring items, calculated before payment of executive bonuses. A copy of the matrix for your 2006 bonus, as approved by the Compensation Committee, is being provided to you in connection with this Bonus Plan.
Business Unit Financial Performance Element
The Business Unit Financial Performance element will be determined based on a financial matrix that includes Cash Operating Income achievement and Revenue components. A copy of the matrix for your 2006 bonus, as approved by the Compensation Committee, is being provided to you in connection with this Bonus Plan.